Exhibit 10.65
Exclusive Service Agreement
This Exclusive Service Agreement (this “Agreement”) is entered into as of November 3, 2004 by and among the following Parties:
(1)	Shanghai MSN Advertisement Co., Ltd. (“Party A”)

Address: Floor 28 Zhaofeng Shimao Tower, 369 Jiangsu Road, Shanghai;

(2)	New Allyes Information Technology (Shanghai) Co., Ltd. (“Party B”)

Address: Floor 28 Zhaofeng Shimao Tower, 369 Jiangsu Road, Shanghai;
RECITALS:
(1)	WHEREAS, Party A is a company with limited liability which is established in Shanghai, People’s Republic of China with legally good standing, and is engaged in the business of the design, produce, agency and dissemination of advertisement via website.
(2)	WHEREAS, Party B is a wholly-owned foreign enterprise which is established in Shanghai, People’s Republic of China with legally good standing, and is engaged in the business of the research and development of the software of supervision system for website advertisement, the delivery and supervision system for electronic mail, marketing research and relevant technology services.
(3)	WHEREAS, Party A is intent to request Party B to provide the technical services relevant to Party A Business (defied as below), and Party B hereby agrees to provide such technical services.
NOW, THEREFORE, after friendly consultations among them, the Parties hereby agree as follows:
Article 1 – Definition
1.1	Unless to be otherwise interpreted by the terms or in the context herein, the following terms in this Agreement shall be interpreted to have the following meanings:

“Party A Business”	means the business of the design, produce, agency and dissemination of advertisement via website operated and developed by Party A.

“Service”	means the services relevant to Party A Business exclusively provided by Party B to Party A, including but not limited to:

(1) technical support relevant to Party A Business (including but not limited to software of supervision system for website advertisement, and supervision for the delivery of electronic mail);

(2) technical consultancy relevant to Party A Business;

(3) training the professional technicians of Party A;

(4) assisting Party A in terms of the information collection and marketing research;

(5) other technical services and consultancy as and when required by Party A from time to time.

“Annual Business Plan”	means the business plan for the next calendar year made by Party A in accordance with this agreement prior to November 30 every year with the assistant of Party B.

“ Service Fees”	means all the fees paid by Party A to Party B for its services in accordance with Article 3 of this agreement.

“Technology Relevant to Business”	means all the technologies relevant to the Party A Business developed based on the service provided by Party B under this Agreement.
1.2	References in this Agreement to any laws and regulations (the “Laws”) shall include reference (1) at the same time to the amendments, changes, supplements and reformulations of such Laws, whether or not the effectiveness of the same is prior to or after the execution of this Agreement; and (2) at the same time to other decisions, notices and rules formulated or becoming effective according to such Laws.
1.3	Unless otherwise specified in the context of this Agreement, the Article, sub-article, section or paragraph mentioned herein shall refer to the corresponding content in this Agreement accordingly.
Article 2 – Service
2.1	Parties hereby acknowledge that Party B shall provide Party A with Service in accordance with this Agreement as of November 3, 2004, and shall keep providing such Service in accordance with the term as provided in section one, Article 8 of this Agreement.
2.2	Party B shall equipped with the devices which is reasonably necessary for the provision of the Service, and shall purchase and add new devices according to the Annual Business Plan of Party A and the reasonable requests of Party A.

2.3	Party B shall timely provide Party A with Service and communicate with Party A in terms of the information relevant to Party A business and the clients of Party A.
Article 3 –Service Fees
3.1	As of the date of this agreement, the Service Fees to be charged by Party A for the Service provided by Party B in accordance with this Agreement includes:
(1)	Service Fees equal to 100% of the annual turnover before tax of Party A.

(2)	When the Parties agree otherwise, Service Fees for other technical services and consultancy fees upon the request of Party A from time to time.
3.2	Upon the end of the accounting year of Party A, the Parties shall confirm the annual turnover the Party A in accordance with the Audit Report issued by the PRC accounting firm mutually recognized by both Parties, and shall calculate the Service Fees provided in the section 1 (1) of Article 3. Party A shall, within 15 working days from the issuance date of the Audit Report, make payment of Service Fees to Party B. Party A undertakes to Party B that it will provide and assist the PRC accounting firm with all the necessary documents and help, and shall cause the accounting firm complete the Audit Report of the last year within 30 working days from the end of every year and to issue such Audit Report to Party A. Party A shall, in accordance with the section 1 (1) of Article 3 of this Agreement and other clauses provided in the technical service agreement and consultancy service agreement as being concluded by the Parties from time to time, make payment to Party B in terms of the other relevant technical service fees and consultancy fees.
3.3	Party A shall, in accordance with this Article, transfer all the Service Fees to the band account designated by Party B. Should such bank account is altered by Party B, it shall issue a written notice to Party A 7 working days prior to such alteration.
3.4	Regardless of the provision of this Article, the Parties may adjust the ratio for the Service Fees as provided in the section 1 (1) and 1 (2) upon their mutual agreement.
Article 4 – Obligation of Party A
4.1	The Service provided by Party B in this agreement is exclusive, within the term of this Agreement, without the prior written consent of Party B, Party A shall not conclude any agreement with the third party to retain the third party to provide Party A with the service same as or similar to the Service provided by Party B.
4.2	Party A shall, prior to November 30 of every year, provide Party B with the Annual Business Plan of the next year, so that Party B may arrange the service plan and purchase the necessary devices and technical staff. Should Party A request Party B to purchase devices provisionally, it shall negotiate with Party B 15 days in advance in order to reach consensus.
4.3	Party A shall promptly and accurately provide Party B with documents required by it in convenience for the Service to be provided by Party B.

4.4	Party A shall, in accordance with the Article 3 of this Agreement, make the payment of Service Fees to Party B timely and fully.
4.5	Party A shall remain its good standing and develop its business in order to maximize its profit.
4.6	For the development of Party A Business, the Parties agree that Party B entrust Party A to, in accordance with the special request of Party B, research and develop the technology necessary for Party B to provide Service under this Agreement, provided that Party A is capable of such research and development and such entrustment will not violate the mandatory regulation of PRC laws. Party A must accept such entrustment, and any interest arose from the technology development shall be comply with the paragraph 1, section 2 of Article 5 of this agreement.
Article 5 – Intellectual Property
5.1	The rights of intellectual property concerning the work product created during the process of services provision by Party B hereunder shall belong to Party B.
5.2	Since the development of Party A Business is depending on the Service provided by Party B under this Agreement, as for the relevant technology developed under the Service, Party A agrees to the arrangement as below:
(1)	Should the relevant technology is developed by virtue of the entrustment of Party B to Party A, or developed by the cooperation between Party B to Party A, the title to such technology and relevant application rights for patent belongs to Party B.

(2)	Should the relevant technology is developed by Party A alone, the title to such technology belongs to Party A under the condition that (A) Party A inform Party B of the relevant technology and provide Party B with information required by it; (B) if Party A intents to license or transfer such technology, Party A shall, without violating the mandatory PRC laws, Party B shall have the priority to accept the transfer or authorization of the right to exclusively use such technology, and Party B may use such technology within the permissive scope of such transfer or authorization (but Party B shall have the discretion to decide whether to accept such transfer or authorization of rights of use); only under the circumstances that Party B waive its rights to accept the transfer or right of use can Party A transfer or authorize the third party the right to use such technology with the condition not favorable to that provided to Party B, and shall guarantee that such third party will comply with all the obligation and liability undertaken by Party A under this Agreement; (C) expect for the condition set forth in (B), with the term provided in Article 8 of this Agreement, Party B is entitled to purchase such technology and Party A shall then agree such purchase without violating the mandatory PRC laws, the purchase price shall be RMB 1.00 yuan or other price acceptable by the current PRC laws.
5.3	Should Party B is authorized with the exclusive right of use of such technology in accordance with paragraph 2, section 2 of Article 5 of this Agreement, such authorization shall be carried out by the followings:

(1)	the term for the authorization shall be no less then 10 years (commencing from the date of the effectiveness of relevant authorization agreement);

(2)	the scope of authorization shall be maximized;

(3)	within the term and scope of the authorization, except for Party B, any other party (including Party A) shall not use or permit to use such technology;

(4)	without violating the paragraph 3, section 3 of Article 5 of this Agreement, Party A is entitled to permit the third party to use such technology with its own discretion;

(5)	upon the expiration of the term of the authorization, Party B is entitle to ask for renewal and Party A shall agree; the terms and condition of the renewed agreement shall remain the same as this Agreement, unless Party B required otherwise.
5.4	Regardless of the provision in the paragraph 2, section 2 of Article 5 of this Agreement, the application rights for patent shall be carried out by the followings:
(1)	Should Party A intents to apply for patent in respect of any technology herein, it shall obtain the written consent from Party B;

(2)	Party A can only apply for patent or transfer such application rights for patent to third party under the condition that Party B waives its rights to purchase the transfer of application rights for patent. Under the condition that Party A transfer such application rights for patent to third party, it shall guarantee that that such third party will comply with all the obligation and liability undertaken by Party A under this Agreement; meanwhile, it shall transfer the application rights for patent with the condition not favorable to that provided to Party B (including but limited to transfer price).

(3)	Within the term of this Agreement, Party B can at any time cause Party A to apply for patent and can decide whether to purchase such application rights for patent with its own discretion. Upon the request of Party B, Party A shall, without violating the mandatory PRC laws, transfer application rights for patent to Party B, the purchase price shall be RMB 1.00 yuan or other price acceptable by the current PRC laws. When Party B obtains the application rights for patent and successfully apply for the patent, it shall own the legal title to such patent.
5.5	Upon the written request of Party B, Party A shall, without violating the mandatory PRC laws, transfer to Party B all of its currently owned or would-be owned trademarks, patent, know-how, the transfer price shall be RMB 1.00 yuan or other price acceptable by the current PRC laws.
5.6	Both Parties guarantee to each other that it will indemnify the other party against any and all economic loss arising from its infringe of the intellectual property (including copyright, trademark, patent and know-how) of the third party.

Article 6 – Confidentiality
6.1	With the term of this agreement, all the clients information and other information (the “Clients Information”) in connection with Party A Business and Service provided by Party B shall be owned by both Parties.
6.2	No matter if this Agreement is terminated or not, the Parties shall be obliged to keep in strict confidence the commercial secret, proprietary information and customer information in relation to other Parties and any other non-open information of other Parties which they may become aware of as the result of their performance hereof (collectively, “Confidential Information”). Unless with prior consent of such other Parties in writing or required to disclose to parties other than Parties hereof according to relevant laws, regulations or listing rules, no Party shall disclose the Confidential Information or any part thereof to any parties other than Parties hereof; unless for the purpose of performance hereof, no Party shall use directly or indirectly the Confidential Information or any part thereof for any other purposes.
6.3	The following information is not Confidential Information:
(1)	information which has been known by Receiving Party;

(2)	information obtained from public area not due to the fault of Receiving Party, or information known by the public by other reasons;

(3)	information obtained by Receiving Party from other legal method.
6.4	Receiving Party shall restrict disclosure of the Confidential Information to its employees, agents and advisors with a need to know and who are bound to protect the confidentiality of such Confidential Information (and shall advise such employees, agents, representatives and advisors of the obligations assumed herein).
Article 7 – Undertakings and Guarantees
7.1	Party A hereby undertakes and guarantees that there is no and will have no agreement, contract, undertakings or other arrangement which is binding to Party A and may restrict Party A from performing all or part of its obligations under this Agreement.
Article 8 – Agreement Term
8.1	The Parties hereby confirm that, once this Agreement is formally executed by the Parties, this Agreement shall be effective; unless terminated earlier by the Parties in writing, this Agreement shall be valid continuously.
8.2	Upon termination of this Agreement, each Party shall continue to abide by its obligations under section 1 of Articles 3, and Article 6 hereunder.

Article 9 – Notice
Party A shall indemnify Party B against any losses arise or may arise due to the Service provided by Party B, such losses including but not limited to any losses arising from the litigation, arbitration, claim, administrative investigation, sanction raised by any third party. But such losses will not include the losses caused due to the fault of Party B.
Article 10 – Notice
10.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.
10.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.
Article 11 – Default Liability
11.1	The Parties agree and confirm that, if any Party (the “Defaulting Party”) breaches substantially any of the agreements made under this Agreement, or fails substantially to perform any of the obligations under this Agreement, such a breach shall constitute a default under this Agreement (a “Default”), then the non-defaulting Party whose interest is damaged thereby shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the non-defaulting Party notifying the Defaulting Party in writing and requiring it to rectify the Default, then the non-defaulting Party shall have the right, at its own discretion, to (1) terminate this Agreement and require the Defaulting Party to indemnify it fully for the damage; or (2) demand the enforcement of the Defaulting Party’s obligations hereunder and require the Defaulting Party to indemnify it fully for the damage.
11.2	The Parties agree and confirm that under no circumstances shall Party A be able to demand termination of this Agreement for whatever reason.
11.3	The rights and remedy under this Agreement is cumulative, and shall not repel other rights or remedy rendered by laws.
11.4	Notwithstanding any other provisions herein, the validity of this Article 11 shall not be affected by the suspension or termination of this Agreement.
Article 12 – Force Majeure
In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, internet system encountering hacker’s invasion, change of policies or laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such a force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement. No Party shall be liable to compensate for the economic losses brought to the other Parties by the force majeure event.
Article 13 – Miscellaneous
13.1	This Agreement shall be prepared in the Chinese language in four (4) original copies, with each involved Party holding two (2) copy hereof.
13.2	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to the PRC Laws.
13.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on the Parties involved in such dispute.
13.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and the exercise of its rights, powers and remedies by a Party shall not preclude its exercise of its other rights, powers and remedies by such Party.
13.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.
13.6	The titles of the Articles contained herein shall be for reference only, and in no circumstances shall such titles be used in or affect the interpretation of the provisions hereof.
13.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.
13.8	Once executed, this Agreement shall replace any other legal documents entered into by the relevant Parties hereof in respect of the same subject matter hereof. Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

13.9	No Party shall assign any of its rights and/or obligations hereunder to any parties other than the Parties hereof without the prior written consent from the other Parties.

13.10	This Agreement shall be binding on the legal successors of the Parties.
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Execution Page
IN WITNESS HEREOF, the Parties have caused this Agreement to be executed in Shanghai as of the date first hereinabove mentioned.
Shanghai MSN Advertisement Co., Ltd. (Corporate Seal)
/s/ Hailong Zhu
Position: Authorized Representative
New Allyes Information Technology (Shanghai) Co., Ltd. (Corporate Seal)
/s/ Jiangang Wang
Position: Authorized Representative